EXHIBIT 99.1

Dear Shareholders,

We had only minor damage to our facilities as a result of Hurricanes Gustav and Ike.  The main office and our branches were all opened very quickly after both storms.  The affected trade areas are stable and doing fine.

The state of Louisiana is not experiencing the extreme economic downturn that is currently affecting the rest of the nation.  Louisiana’s economy is well diversified, with a mixture of commercial and agricultural activity.  We have banking locations across the state of Louisiana and have benefited from the economic developments in all areas of our state.  As a result, our loan portfolio is also diversified and is performing well.

First Guaranty Bank’s balance sheet is strong and we have built a unique team of employees that are all working to take this bank to the next level of performance.  Our deposit base has actually increased during the recent economic turmoil.  We are proud of this.  Also, the FDIC insurance has recently been increased to $250,000 per depositor.  We have several products that are competitive in our markets and we are always looking to attract new deposits.  We are also currently liquid and looking to increase lending activity.

First Guaranty Bank was founded in 1934 and has survived the depression, several named hurricanes, three wars and all of the market ups and downs.  We are viewing the nation’s economic crisis as an opportunity for First Guaranty Bank to increase market share in the communities that we serve.

If you have any questions about the financial condition of the bank or any concerns that you would like to discuss, please contact me directly at (985) 375-0348.

Sincerely,

/s/Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer